Exhibit 99.1

        Lafayette's MidSouth Bank, Beaumont's Lamar Bank Announce Merger

    LAFAYETTE, La., May 27 /PRNewswire-FirstCall/ -- The boards of directors of MidSouth Bancorp, Inc. (Amex: MSL) and Lamar Bancshares, Inc. have announced the signing of a definitive agreement to merge the two holding companies under the MidSouth Bancorp umbrella. The companies' banks, Lafayette-based MidSouth Bank, N.A. and Beaumont-based Lamar Bank, will continue to operate under their separate names, with MidSouth serving the Louisiana market and Lamar directing the Texas expansion.
    Under the terms of the agreement, MidSouth Bancorp will issue shares of common stock valued at about $12.5 million plus $10.5 million in cash, subject to adjustment, for all outstanding shares of Lamar Bancshares. The merger is valued at $23 million. MidSouth Bank has $455 million in assets, and Lamar Bank has $112 million in assets as of March 31, 2004.
    The merger has been approved by the boards of directors of both companies and is expected to close later this year. MidSouth President and Chief Executive Officer C.R. "Rusty" Cloutier, Executive Vice President and Senior Lending Officer Donnie Landry, Board Vice Chairman Dr. Joe Hargroder, and Loan Committee Chairman Bill Simmons will serve on Lamar Bank's board of directors; and Lamar Bank President and CEO Ron Reed, Board Chairman Lonnie Weir, and Vice Chairman Joe Tortorice Jr. will serve on MidSouth Bancorp's board. The transaction is subject to certain conditions, including approval by Lamar Bancshares shareholders and customary regulatory approvals.
    MidSouth expects the merger will be accretive to earnings within the first year of integration. This estimate does not consider any anticipated revenue enhancements that may be realized from the merger.
    "Early this year MidSouth launched a major Louisiana expansion -- we will spend $10 million opening new branches and updating older facilities -- but we have had our eye on the Texas market for years," Cloutier said. "It took a while to identify a bank with a corporate philosophy that mirrors ours and a management and staff that truly realize the value of close interaction with customers and the importance of great customer service." Cloutier said no job losses will result from the merger and emphasized that more positions will be added as both banks expand their operations. Lamar employs 55 people, and MidSouth has 240 employees. "Lamar has a staff that is second to none in the Texas market, so we are anticipating some terrific synergies," Cloutier said.
    "MidSouth's corporate philosophy and expansion plans down Interstate
10 are a perfect fit for us," added Ron Reed, Lamar's president for the past five years. Lamar Bank was founded in 1959 and now has five branch locations -- three in Beaumont, one in Vidor and one in College Station -- and a loan production office in Conroe.
    "We will focus on continuing to build new locations in Conroe and College Station, along with a north Houston and Woodlands area expansion," Reed said. "Jefferson County has a robust economic environment with a strong entrepreneurial spirit, and scores of new homes are being built throughout the Golden Triangle (formed by the cities of Beaumont, Port Arthur, and Orange) to accommodate that growth. What's so exciting about this merger is that we can now have a better structure and more capital to support, encourage, and lead development of these communities."

    Strategic Rationale and Economics
    Financially and strategically attractive:
      --  Increases pro forma capital
      --  Market expansion opportunity
    Transaction details:
      --  Total consideration:     $23.0 million
      --  Stock consideration:     $12.5 million
            -- Collars: Fixed conversion factors if MidSouth Bancorp's average closing sales price for the 10 trading days ending the day before the closing date ("Average Price") falls below $31.50 or rises above $36.50
            -- Walkaways: If MidSouth Bancorp's Average Price falls below $29 per share, Lamar may terminate the transaction.
      --  Cash consideration:      $10.5 million
    Proforma valuation as of March 31, 2004:
      --  Price/Book:              2.01 x
      --  Price/Tangible book:     2.10 x
      --  Price/LTM Earnings       17.08 x
      --  Price/Assets             20.91%
      --  Price/Deposits           23.52%
      --  Premium/Deposits         12.07%
          (before transaction costs)

    One of the fastest growing community banks in the south, MidSouth plans to expand in Texas but is committed to its home base, having announced a considerable investment in six new Louisiana branches over the next 18 months. Last year the bank opened a loan production office in Houma, located in Terrebonne Parish, and a full-service branch should be on line in that market within nine months.
    Founded in 1985, MidSouth has 19 branches, a loan production office, and more than 120 ATM locations throughout the parishes of Lafayette, St. Martin, Jeff Davis, St. Landry, Iberia, St. Mary, Calcasieu, Lafourche, and Terrebonne. This year it will add a second location in Lake Charles, relocate its Sulphur office to a new facility down the road from the current site, and is in the process of replacing its Moss Street branch in Lafayette with a state-of-the art building. Within the next two years, the bank will also open a new location in the heart of Lafayette, bringing the total number of branch locations in its home base to eight.
    "A good portion of our success is related to the name recognition we have in the communities we serve -- and we know that is growing daily. These branches help to remind people that we are here, ready to do business with them," Cloutier said.
    In 2003, for the 13th consecutive year, MidSouth Bancorp announced record earnings. Net income for the year was $6.33 million, a 43 percent increase over net income of $4.43 million in 2002. Last year, Lamar Bancshares had net income of $1.92 million, and in 2002 it earned $2.18 million.
    In connection with the proposed merger, MidSouth Bancorp, Inc. will file a Registration Statement on Form S-4 that will contain a proxy statement/prospectus. When the proxy statement/prospectus becomes available, investors and security holders are urged to carefully read it because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about MidSouth Bancorp, Inc. and Lamar Bancshares, Inc., free of charge, at the SEC's web site at HTTP://www.sec.gov . Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus may also be obtained for free by contacting: Investor Relations - MidSouth Bancorp, 102 Versailles Blvd., Lafayette, LA, 70501; or
(337) 267-4202, Fax: (337) 267-4434.
    This communication is not an offer to purchase shares of Lamar Bancshares common stock, nor is it an offer to sell shares of MidSouth Bancorp common stock that may be issued in any proposed merger with Lamar Bancshares. Any issuance of MidSouth Bancorp common stock in any proposed merger with Lamar Bancshares would have to be registered under the Securities Act of 1933, at which time MidSouth Bancorp common stock would be offered only by means of a prospectus complying with the Act.
    The Bank Advisory Group of Austin is Lamar's investment adviser on the transaction, and the bank's legal advisers are Jenkens & Gilchrist, based in Dallas. Investment adviser for MidSouth is SAMCO Capital Markets of Dallas; and Correro Fishman Haygood Phelps Walmsley & Casteix of New Orleans provide MidSouth's legal counsel.
    MidSouth's stock is traded on the American Stock Exchange under the symbol MSL.

    Forward-Looking Statements
    This release along with the remarks by made by our management during press conferences and conference calls related to this release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. This act provides a safe harbor for disclosure of information about a company's anticipated future financial performance and protects a company from unwarranted litigation if actual results differ from management's expectations based on current assumptions, estimates and projections about MidSouth Bancorp Inc. and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of MidSouth's control, that may cause actual results to differ materially from those currently expected, expressed, or implied. A discussion of factors affecting MidSouth's business and prospects is contained in the Company's most recent Annual Report on Form 10KSB.

SOURCE  MidSouth Bancorp, Inc.
    -0-                             05/27/2004
    /NOTE TO EDITORS: Two press conferences for this announcement will be held on Friday, May 28, beginning at 11 a.m. at MidSouth Bank's Lake Charles office, located at 4251 Nelson Road. The second announcement will be made at 2 p.m. in Lafayette on the eighth floor of the MidSouth Bank building at 102 Versailles Blvd. Refreshments will be served at both press conferences. For more information, contact Melanie Riedl, MidSouth Bank's marketing director: [337] 267-4219 or [337] 962-9911./
    /CONTACT: Rusty Cloutier of MidSouth Bancorp, Inc., +1-337-237-8343, or cell, +1-337-962-9900/
    (MSL)
CO: MidSouth Bancorp, Inc.; Lamar Bancshares, Inc.; MidSouth Bank, N.A.; Lamar Bank
ST:  Louisiana, Texas
IN:  FIN
SU:  TNM MAV